EXHIBIT 99.1
LA JOLLA PHARMACEUTICAL COMPANY
REPORTS FOURTH QUARTER AND YEAR END
FINANCIAL RESULTS
SAN DIEGO, MARCH 2, 2006 — La Jolla Pharmaceutical Company (Nasdaq: LJPC) reported a net loss for the fourth quarter ended December 31, 2005 of $6.0 million, or $0.33 per share (on 18.3 million weighted average shares), compared to a net loss of $11.0 million, or $0.89 per share (on 12.3 million weighted average shares), for the fourth quarter of 2004. The net loss for the twelve months ended December 31, 2005 was $27.4 million, or $1.77 per share (on 15.4 million weighted average shares), compared to a net loss of $40.5 million, or $3.40 per share (on 11.9 million weighted average shares), for the same period in 2004.
Research and development expenses decreased to $5.1 million for the three months ended December 31, 2005 from $8.9 million for the same period in 2004. Research and development expenses decreased to $22.6 million for the twelve months ended December 31, 2005 from $33.2 million for the same period in 2004. The decreases resulted primarily from a reduction in expenses related to the purchase of raw materials for the production of Riquent®, the Company’s drug candidate for lupus kidney disease, and a reduction in consulting and professional services due to a decrease in activities related to the development of Riquent. Also contributing to these decreases were the cost savings related to the Company's March 2005 restructuring.
General and administrative expenses decreased to $1.2 million for the three months ended December 31, 2005 from $2.1 million for the same period in 2004. General and administrative expenses decreased to $5.4 million for the twelve months ended December 31, 2005 from $7.6 million for the same period in 2004. The decreases resulted primarily from a reduction in consulting fees for pre-marketing and other general corporate activities.
Cash, cash equivalents and short-term investments as of December 31, 2005 were $72.9 million compared to $23.1 million as of December 31, 2004. On February 2, 2005, the Company sold shares of its common stock in a public offering for net proceeds, after expenses, of approximately $15.8 million. On December 14, 2005, the Company sold shares of its common stock and warrants to purchase common stock in a private placement for net proceeds, after expenses, of approximately $62.3 million.
La Jolla Pharmaceutical Company is a biotechnology company developing therapeutics for antibody-mediated autoimmune diseases and inflammation afflicting several million people in the United States and Europe. The Company is developing Riquent® for the treatment of lupus kidney disease, a leading cause of sickness and death in patients with lupus. The Company is also developing small molecules to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The Nasdaq Stock Market under the symbol LJPC. For more information about the Company, visit its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent, previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (“lupus”), and any other drug candidate that we may develop, including the results of any trials or models that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or Europe, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our blood test to measure the binding affinity for Riquent is experimental, has not been validated by independent laboratories and will likely be reviewed as part of the Riquent approval process. Our SSAO inhibitor program is at a very early stage of development and involves comparable risks. Analysis of our clinical trials could have negative or inconclusive results. Any positive results observed to date in our clinical trials or animal models may not be indicative of future results. In any event, regulatory authorities may require clinical trials in addition to our current clinical trial, or may not approve our drugs. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties. Additional risk factors include the uncertainty and timing of: obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; our ability to pass all necessary regulatory inspections; the availability of sufficient financial resources; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Readers are cautioned to not place undue reliance upon forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof. Interested parties are urged to review the risks described in our Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission on January 24, 2006, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time.

La Jolla Pharmaceutical Company
Condensed Consolidated Financial Statements (in thousands except per share amounts)
Summary of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)
	2005	2004	2005	2004
Research and development expenses	$5,099	$8,901	$22,598	$33,169
General and administrative expenses	1,181	2,116	5,405	7,568

Total expenses	6,280	11,017	28,003	40,737

Loss from operations	(6,280)	(11,017)	(28,003)	(40,737)

Interest income, net	240	48	640	193

Net loss	$(6,040)	$(10,969)	$(27,363)	$(40,544)

Basic and diluted net loss per share	$(0.33)	$(0.89)	$(1.77)	$(3.40)

Shares used in computing basic and diluted net loss per share	18,274	12,280	15,446	11,941

Balance Sheet Information

	December 31,	December 31,
	2005	2004
Assets
Cash, cash equivalents, and short-term investments	$72,877	$23,065

Other assets	8,051	9,961

Total assets	$80,928	$33,026

Liabilities and Stockholders’ Equity
Liabilities	$3,798	$7,025

Stockholders’ equity	77,130	26,001

Total liabilities and stockholders’ equity	$80,928	$33,026